(WPS RESOURCES CORPORATION LETTERHEAD)

Exhibit 99.1

For Release: January 30, 2003

WPS RESOURCES CORPORATION
ANNOUNCES A 25% INCREASE IN
EARNINGS PER SHARE FOR 2002

Green Bay, WI - WPS Resources Corporation's (NYSE: WPS) consolidated net income was $109.4 million for the year ended December 31, 2002, compared with $77.6 million for the year ended December 31, 2001. A 2001 sale at WPS Power Development resulted in after-tax gains of $22.8 million in 2002 compared with $1.3 million in 2001. Consolidated net income excluding the gain from the 2001 sale of a portion of WPS Power Development's synthetic fuel operations was $86.6 million for the year ended December 31, 2002 compared with $76.3 million for the year ended December 31, 2001. WPS Resources' basic earnings per share were $3.45 for the year ended December 31, 2002 compared with $2.75 for the year ended December 31, 2001, an increase of 25%. The 2001 sale at WPS Power Development contributed earnings per share of $0.72 in 2002 and $0.05 in 2001. Earnings per share excluding the gain from the 2001 sale of a portion of WPS Power Development's synthetic fuel operations were $2.73 for the year ended December 31, 2002 and $2.70 for the year ended December 31, 2001.

"The increase in earnings per share was largely driven by a gain at WPS Power Development related to the 2001 sale of part of its synthetic fuel operations," stated Larry Weyers, WPS Resources' Chairman, President, and CEO. "The sale occurred in the fourth quarter of 2001, and we deferred recognition of a portion of the related gain on the sale pending the satisfaction of certain contingencies. In addition, WPS Energy Services' net income increased 72%, primarily due to improved natural gas margins. The acquisition of gas utility operations in the spring of 2001, warmer than normal weather during the heating season in 2001, and a rate increase approved by regulators resulted in increased earnings from our gas utility in 2002. Even with the 2002 rate increases approved by regulators, we were unable to earn the full return approved by them."

WPS Resources Corporation's consolidated net income was $29.2 million for the fourth quarter of 2002 compared with $20.5 million for the same period in 2001. The gain on the 2001 sale at WPS Power Development contributed $6.0 million to net income in the fourth quarter of 2002 and $1.3 million in the fourth quarter of 2001. Consolidated net income excluding the gain from the 2001 sale of WPS Power Development's synthetic fuel operations was $23.2 million for the three months ended December 31, 2002 compared with $19.2 million for the three months ended December 31, 2001. Basic earnings per share of WPS Resources' common stock were $0.91 for the fourth quarter of 2002 compared with $0.70 for the fourth quarter of 2001, an increase of 30%. The gain on the 2001 sale at WPS Power Development contributed $0.19 to fourth quarter 2002 earnings per share and $0.05 to fourth quarter 2001 earnings per share. The earnings per share excluding the gain at WPS Power Development were $0.72 for the fourth quarter of 2002 and $0.65 for the fourth quarter of 2001.

Year-End Results

Segment net income and revenue for the years ended December 31 are shown in the following table.

WPS Resources' Net Income and Revenue
For the Years Ended December 31, 2002 and December 31, 2001
	Net Income		Revenue
Segment	2002 (in millions)	2001 (in millions)	2002 (in millions)	2001 (in millions)
Electric Utility	$61.0	$58.8	$763.1	$675.7
Gas Utility	18.4	8.9	310.7	321.6
WPS Energy Services	11.0	6.4	1,495.5	1,575.1
WPS Power Development	24.0	2.3	145.2	141.5
Holding Company and Other	(5.0)	1.3	1.3	1.3
Intersegment Eliminations	-	(0.1)	(40.9)	(39.7)
Total WPS Resources	$109.4	$77.6	$2,674.9	$2,675.5

WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly-owned regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations at Wisconsin Public Service. Nonregulated segments include WPS Energy Services Inc., a diversified energy supply and services company, and WPS Power Development Inc., an electric generation asset development company. The Holding Company and Other segment includes the operations of the WPS Resources holding company and the nonutility activities at Wisconsin Public Service and Upper Peninsula Power.

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Years Ended December 31, 2002 and December 31, 2001

	Dollar Impact In Millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Consolidated Electric Utility Margin	$85.0	$1.61
Increase in Wisconsin Public Service's Gas Utility Margin	20.6	0.39
Increase in WPS Energy Services' Gas Margin	19.0	0.36
Decrease in WPS Energy Services' Electric Margin	(3.0)	(0.06)
Increase in WPS Power Development's Margin	20.6	0.39
Increase in Operating Expenses	(83.3)	(1.58)
Increase in Depreciation Expenses	(11.4)	(0.22)
Increase in Miscellaneous Income	10.3	0.19
Increase in WPS Power Development's Tax Credits		0.06
Dilution Due to Increase in Average Shares		(0.43)
Change in Other Items and Rounding		(0.01)
Total Basic Earnings Per Share Impact		$0.70

Margins

Utility margins at Wisconsin Public Service were impacted positively by a Public Service Commission of Wisconsin interim rate order which was effective January 1, 2002 authorizing a 10.3% increase in Wisconsin retail electric rates and a 4.7% increase in Wisconsin retail natural gas rates. In late June 2002, Wisconsin Public Service received a final 2002 rate order which authorized a 10.9% increase in Wisconsin retail electric rates and a 3.9% increase in Wisconsin retail natural gas rates. The final rate order which was effective June 22, 2002, allowed rate relief for increased operating and system reliability costs and included a 12.3% return on equity with equity constituting 55% of the capital structure. Although its utility rates have increased, Wisconsin Public Service's rates remain among the lowest in Wisconsin and the Midwest.

The electric utility margin increased due to the electric rate increase and higher overall electric sales volumes of 8% at Wisconsin Public Service. Sales volumes were up 25% for lower margin, wholesale customers while sales to higher margin, residential customers increased only 6%, and sales to higher margin, commercial and industrial customers increased only 3%. The cooling season in 2002 was 7% warmer than the cooling season in 2001, and 23% warmer than normal.

The Wisconsin retail natural gas rate increase and a 14% increase in overall natural gas throughput volumes resulted in a higher gas utility margin in 2002. Increased overall gas throughput volumes were partially the result of Wisconsin Public Service's acquisition of Wisconsin Fuel and Light Company in April 2001. In addition, the heating season in 2002 was 5% colder than the heating season in 2001. The 2002 heating season was 3% milder than normal, and the 2001 heating season was 8% warmer than normal.

The higher gas margin at WPS Energy Services was due to better management of its retail gas procurement and volume risk processes and increased retail sales volumes. WPS Energy Services' electric margin decreased primarily due to less favorable market conditions for opportunity sales in 2002 as a result of the slowing economy.

Contributing to the increased margin at WPS Power Development were lower fuel costs at the Sunbury generation plant and lower prices for spot market power purchases. The operation of the generation assets obtained in the June 2002 CH Resources acquisition and operation of the Combined Locks Energy Center, which became fully operational in the second quarter of 2002, also contributed to an increase in WPS Power Development's margin.

Other Expenses and Income

Utility operating expenses increased $67.6 million largely due to amortization of regulatory deferrals, increased benefit costs, higher transmission expenses, increased expenses at the Kewaunee plant as a result of Wisconsin Public Service acquiring additional ownership interest in the plant, and increased demand-side management (energy conservation) expenses. Operating expenses at WPS Power Development increased $8.1 million primarily due to maintenance and other expenses at the Sunbury generation plant and to costs associated with the generation assets obtained in the CH Resources acquisition. Operating expenses at WPS Energy Services increased $7.3 million due to costs associated with business expansion and increased bad debt expense.

Contributing to increased depreciation expense were additional plant assets at Wisconsin Public Service including its greater ownership interest in the Kewaunee Nuclear Power Plant and additional plant assets at WPS Power Development including the Combined Locks Energy Center and the assets obtained in the CH Resources acquisition.

The financial impact of execution of our asset management strategy continued to be reflected in results for 2002. Miscellaneous income increased primarily as the result of recognizing a pretax gain of $38.0 million (approximately $22.8 million after-tax) in 2002 related to WPS Power Development's sale of part of its synthetic fuel operation in 2001. A pretax gain of $2.2 million (approximately $1.3 million after-tax) had been recognized in 2001 and the remaining portion of the gain was deferred pending the satisfaction of certain contingencies. WPS Power Development has now recognized the total $38 million gain which had been deferred in 2001. The gain recognized in miscellaneous income at WPS Power Development in 2002 was partially offset by losses resulting from using the equity method of accounting for its synthetic fuel operations. WPS Power Development's ownership interest in its synthetic fuel operations had been consolidated in 2001. The Holding Company and Other segment recognized pretax gains of $3.3 million related to sales of property in 2002 compared with pretax gains of approximately $17 million related to sales in 2001.

In December 2002, WPS Power Development entered into a second transaction to sell an additional ownership interest in its synthetic fuel operations resulting in a deferred gain of $11.4 million at December 31, 2002. No gain from this transaction was recognized in 2002.

A $1.8 million increase in tax credits was primarily the result of higher sales volumes produced from WPS Power Development's synthetic fuel operations in 2002 compared with 2001.

Fourth Quarter Results

Segment net income and revenue for the quarters ended December 31 are shown in the following table.

WPS Resources' Net Income and Revenue
For the Three Months Ended December 31, 2002 and December 31, 2001
	Net Income		Revenue
Segment	2002 (in millions)	2001 (in millions)	2002 (in millions)	2001 (in millions)
Electric Utility	$11.9	$10.9	$ 192.7	$ 158.9
Gas Utility	8.0	1.2	105.6	72.2
WPS Energy Services	4.0	3.1	492.2	334.7
WPS Power Development	7.8	(0.5)	34.8	26.2
Holding Company and Other	(2.7)	6.0	0.3	0.3
Intersegment Eliminations	0.2	(0.2)	(11.0)	(8.5)
Total WPS Resources	$29.2	$20.5	$814.6	$583.8

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Three Months Ended December 31, 2002 and December 31, 2001

	Dollar Impact In Millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Consolidated Electric Utility Margin	$ 27.8	$0.52
Increase in Wisconsin Public Service's Gas Utility Margin	7.2	0.14
Increase in WPS Energy Services' Gas Margin	6.2	0.12
Decrease in WPS Energy Services' Electric Margin	(0.6)	(0.01)
Increase in WPS Power Development's Margin	3.6	0.07
Increase in Operating Expenses	(24.1)	(0.45)
Decrease in Miscellaneous Income	(10.3)	(0.19)
Increase in WPS Power Development's Tax Credits		0.15
Dilution Due to Increase in Average Shares		(0.09)
Change in Other Items and Rounding		(0.05)
Total Basic Earnings Per Share Impact		$0.21

Margins

The electric utility margin increased due to the Wisconsin retail electric rate increase and higher overall electric sales volumes of 12% at Wisconsin Public Service. Sales volumes were up 27% for lower margin, wholesale customers. Sales to higher margin, residential customers were up 14% and sales to higher margin, commercial and industrial customers increased 5%.

The Wisconsin retail natural gas rate increase and a 16% increase in overall natural gas throughput volumes resulted in a higher gas utility margin in the fourth quarter of 2002 compared with the fourth quarter of 2001. The heating season for the fourth quarter of 2002 was 24% colder than the heating season during the same period in 2001, but fairly normal.

The higher gas margin at WPS Energy Services was due to better management of its retail gas procurement and volume risk processes and increased retail sales volumes.

The operation of additional generation assets along with lower fuel costs at the Sunbury plant and lower spot market power purchases, which allowed Sunbury to meet its firm contracts at a lower cost, resulted in an increase in WPS Power Development's margin.

Other Expenses and Income

Utility operating expenses increased $17.3 million largely due to amortization of regulatory deferrals, higher transmission expenses, increased benefit costs, and increased demand-side management expenses. Operating expenses at WPS Power Development increased $4.1 million primarily due to costs related to the generation assets obtained in the CH Resources acquisition and costs associated with a reduction in the workforce at the Sunbury generation facility. Operating expenses at WPS Energy Services increased $2.4 million largely due to costs associated with business expansion.

Contributing to increased depreciation expense were additional plant assets at Wisconsin Public Service and WPS Power Development.

Miscellaneous income decreased largely due to fewer property sales from execution of WPS Resources' asset management strategy in the fourth quarter of 2002 than in the fourth quarter of 2001. The Holding Company and Other segment recognized pretax gains of $1.7 million from property sales in the fourth quarter of 2002 compared with pretax gains of about $16 million from property sales in the fourth quarter of 2001. Partially offsetting the decreased gains from property sales was an increase in the gain recognized in the fourth quarter of 2002 from the 2001 sale of a portion of WPS Power Development's synthetic fuel operations. WPS Power Development recognized a pretax gain of $9.9 million (approximately $6.0 million after tax) after satisfying contingencies related to the 2001 sale in the fourth quarter of 2002 compared with a pretax gain of $2.2 million (approximately $1.3 million after tax) in the fourth quarter of 2001.

A $4.9 million increase in tax credits was primarily the result of higher sale volumes produced from WPS Power Development's synthetic fuel operations in the fourth quarter of 2002 compared with the same period in 2001, and an increase in the 2002 taxable income estimate allowing credits from sales volumes produced in the prior quarter to be recognized.

Weighted Average Shares

The weighted average number of outstanding shares of WPS Resources' common stock increased 3.5 million shares during 2002 primarily due to issuing 2.3 million additional shares in the fourth quarter of 2001, and issuing 1.8 million shares as the result of the merger of Wisconsin Fuel and Light into Wisconsin Public Service in the second quarter of 2001. Additional shares were also issued under the Stock Investment Plan.

2003 Earnings Forecast

During 2002 and continuing into 2003, we find that new accounting standards are in effect for reporting WPS Energy Services' transactions. On October 25, 2002, the Emerging Issues Task Force rescinded Issue 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Issue 98-10 required that energy trading contracts of a trading operation be marked to market (that is, measured at fair value as of the balance sheet date) with the gains and losses included in earnings. As a result of the rescission, contracts will be required to be evaluated under statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The rescission was effective immediately for all energy contracts entered into on or after October 25, 2002. The rescission is effective January 1, 2003, for contracts entered into prior to October 25, 2002. There was not a significant impact to 2002 WPS Energy Services' earnings as a result of this change. However, the effect of adjusting the financial results in 2003 for energy trading contracts entered into prior to October 25, 2002 will be accounted for as a cumulative effect of a change in accounting principle. We have not yet determined this amount. The changes are anticipated to primarily affect the timing of the recognition of income or loss in earnings and not change the underlying economics of cash flows or transactions entered into by WPS Energy Services.

WPS Resources will adopt the new accounting standard, Emerging Issues Task Force Issue 02-03, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities," in the first quarter of 2003. This new standard requires net reporting of revenues by energy companies for transactions considered both as derivatives and also as trading activities under the accounting rules. Though WPS Energy Services does have significant derivatives, these transactions are primarily hedged and WPS Energy Services considers itself primarily a marketing company not a speculative trader. As such, WPS Energy Services believes it has few trading activities and therefore will continue to report the majority of its revenues on a gross basis.

Our long-term expectations are to grow earnings from 6% to 8% on an average annualized basis. Our total earnings per share guidance for 2003 is $2.75 to $2.95 at this time, but recognize that there may be some impacts due to the required accounting standard changes. We will provide new earnings guidance once the full impact of the Issue 98-10 rescission is determined.

Conference Call

An earnings conference call is scheduled for 3 p.m. central time on Thursday, January 30. Larry Weyers, WPS Resources' Chairman, President, and CEO, will discuss full year and fourth quarter 2002 financial results. To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through February 13, 2003 by dialing 800-945-7650.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.
  General economic, business, and regulatory conditions
  Legislative and regulatory initiatives regarding deregulation and restructuring of the utility industry which could affect costs and investment recovery
  State and federal rate regulation, including the inability to obtain necessary regulatory approvals
  Changes to accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and other standard-setting agencies
  Growth and competition and the extent and timing of new business development in the markets of subsidiary companies
  The performance of projects undertaken by subsidiary companies
  Business combinations among our competitors and customers
  Energy supply and demand
  Financial market conditions, including availability, terms, and use of capital
  Nuclear and environmental issues
  Weather and other natural phenomena
  Commodity price and interest rate risk
  Federal and state tax policies
  Acts of terrorism

//END//

For additional information, see attached financials or contact:
Joseph P. O'Leary, Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463

WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
(Millions, except share amounts)	2002	2001	2002	2001

Nonregulated revenue	$522.6	$358.4	$1,624.6	$1,700.6
Utility revenue	292.0	225.4	1,050.3	974.9
Total revenues	814.6	583.8	2,674.9	2,675.5

Nonregulated cost of fuel, gas, and purchased power	493.6	338.1	1,522.2	1,639.6
Utility cost of fuel, gas, and purchased power	127.9	96.8	419.0	444.6
Operating and maintenance expense	123.0	98.9	444.5	361.2
Depreciation and decommissioning expense	25.6	25.9	98.0	86.6
Taxes other than income	10.1	9.7	40.1	36.2
Operating income	34.4	14.4	151.1	107.3

Miscellaneous income	13.7	24.0	47.8	37.5
Interest expense	(15.8)	(13.9)	(58.1)	(55.8)
Distributions - preferred securities of subsidiary trust	(0.9)	(0.9)	(3.5)	(3.5)
Other expense	(3.0)	9.2	(13.8)	(21.8)

Income before taxes	31.4	23.6	137.3	85.5
Income tax provision	1.4	2.3	24.8	4.8
Net income before preferred dividends	30.0	21.3	112.5	80.7

Preferred stock dividends of subsidiary	0.8	0.8	3.1	3.1
Income available for common shareholders	$29.2	$20.5	$109.4	$77.6

Average shares of common stock	32.0	29.2	31.7	28.2
Earnings per common share
Basic	$0.91	$0.70	$3.45	$2.75
Diluted	$0.91	$0.70	$3.42	$2.74
Dividends per common share	$0.535	$0.525	$2.12	$2.08

WPS RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)
At December 31 (Millions)	2002	2001

Assets
Cash and cash equivalents	$43.3	$43.9
Restricted funds	4.2	21.3
Accounts receivable - net of reserves of $7.0 and $5.0, respectively	293.3	248.0
Accrued unbilled revenues	105.9	56.5
Inventories	118.1	102.5
Current assets from risk management activities	406.6	336.0
Other current assets	72.3	61.5
Current assets	1,043.7	869.7

Property, plant, and equipment, net	1,610.2	1,463.6
Regulatory assets	110.9	91.0
Long-term assets from risk management activities	135.3	151.4
Other	307.8	294.3
Total assets	$3,207.9	$2,870.0

Liabilities and Shareholders' Equity
Short-term debt	$29.8	$46.2
Current portion of long-term debt	71.1	56.6
Accounts payable	452.0	334.6
Current liabilities from risk management activities	443.8	294.2
Other current liabilities	53.7	69.4
Current liabilities	1,050.4	801.0

Long-term debt	824.4	727.8
Deferred income taxes	73.7	69.5
Deferred investment tax credits	19.3	21.0
Regulatory liabilities	49.7	78.4
Environmental remediation liabilities	40.2	45.0
Postretirement benefit obligations	51.8	52.4
Long-term liabilities from risk management activities	109.7	145.7
Other	104.8	112.2
Long-term liabilities	1,273.6	1,252.0

Company-obligated mandatorily redeemable trust preferred
securities of subsidiary trust holding solely
WPS Resources 7.00% subordinated debentures	50.0	50.0
Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	782.8	715.9
Total liabilities and shareholders' equity	$3,207.9	$2,870.0

WPS RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
Year Ended December 31 (Millions)	2002	2001
Operating Activities
Net income before preferred dividends	$112.5	$80.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and decommissioning	98.0	86.6
Amortization of nuclear fuel and other	50.6	15.5
Gain on nuclear decommissioning trust	(1.7)	(8.1)
Deferred income taxes and investment tax credit	(0.3)	(34.4)
Unrealized gains and losses on nonregulated energy contracts	5.3	14.4
Gain on sale of partial interest in synthetic fuel operation	(38.0)	(2.2)
Gain on sale of property, plant, and equipment	(0.6)	(14.9)
Other	1.6	(9.2)
Changes in working capital, net of businesses acquired
Receivables	(96.3)	83.6
Inventories	20.3	(46.0)
Other current assets	(6.0)	0.9
Accounts payable	56.5	(35.0)
Other current liabilities	(7.9)	11.0
Net cash operating activities	194.0	142.9

Investing Activities
Capital expenditures	(229.1)	(248.7)
Return of capital from equity investment	0.4	42.4
Dividends received from equity investment	7.1	3.5
Equity infusion to equity investment	(11.7)	-
Purchase of CH Resources, Inc.	(60.6)	-
Sale of property, plant, and equipment	7.7	58.8
Decommissioning funding	(2.6)	(2.6)
Other	4.0	7.3
Net cash investing activities	(284.8)	(139.3)

Financing Activities
Short-term debt - net	1.0	(104.6)
Issuance of long-term debt	250.3	180.8
Repayment of long-term debt and capital lease	(129.6)	(64.7)
Payment of dividends
Preferred stock	(3.1)	(3.1)
Common stock	(67.1)	(58.3)
Issuance of common stock	28.3	96.4
Purchase of common stock	(1.3)	(1.1)
Redemption of obligations acquired in purchase business combination	-	(17.9)
Other	11.7	-
Net cash financing activities	90.2	27.5
Change in cash and cash equivalents	($0.6)	$31.1

Cash and cash equivalents at beginning of year	43.9	12.8
Cash and cash equivalents at end of year	$43.3	$43.9